Exhibit 107

Calculation of Filing Fee Tables
Form 424(b)(2)
(Form Type)
Otis Worldwide Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $750,000,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	5.250% Notes due 2028	457(r)	$750,000,000	99.640%	$747,300,000	$110.20 per million	$82,352.46
TOTAL	—	—	—	$750,000,000	—	$747,300,000	$110.20 per million	$82,352.46